Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact:	Kirk Thompson
615 J.B. Hunt Corporate Drive		President and
Lowell, Arkansas 72745		Chief Executive Officer
(NASDAQ: JBHT)		(479) 820-8110

FOR IMMEDIATE RELEASE

J.B. Hunt Transport Services, Inc.

Announces Stock Split, Quarterly Dividend

and Share Repurchase

LOWELL, ARKANSAS, April 21, 2005  — J.B. Hunt Transport Services, Inc. (NASDAQ: JBHT) revealed today that the Board of Directors has announced the following decisions:

Two-for-One Stock Split

The Board has announced a two-for-one stock split on its common stock, payable  May 23, 2005 to stockholders of record on May 2, 2005.

Dividend Declaration

The Board has declared the regularly quarterly dividend of $.12 per common share.  The dividend will be paid on a pre-split basis on May 16, 2005 to stockholders of record on May 2, 2005.

Share Repurchase

The Board also announced today that it has authorized up to $500 million in additional repurchases of its common stock over the next five years.  The Board had previously authorized up to $100 million in stock repurchases on December 14, 2004.  Purchases authorized under that plan were completed in March of 2005.

The specific timing and amount of repurchases will vary based on market conditions, cash flows, securities law limitations, and other factors.  The repurchase program may be suspended or discontinued at any time without prior notice.

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This press release contains forward-looking statements, which are based on information currently available.  Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 7 of the Company’s Annual Report filed on Form 10-K for the year ended December 31, 2004. The Company assumes no obligation to update any forward-looking statement to the extent it becomes aware that it will not be achieved for any reason.

About J.B. Hunt

J.B. Hunt Transport Services, Inc. is one of the largest transportation logistics companies in North America with annual revenues of more than $2.8 billion.  The Company operates more than 11,000 trucks and approximately 48,000 trailers and containers.  J.B. Hunt creates supply chain value through a variety of engineered, optimal solutions that include truckload and intermodal transportation services, dedicated fleet management, electronic commerce and logistics management.  The Company’s stock is traded on NASDAQ under the ticker symbol JBHT and is a component of the Dow Jones Transportation Average. For more information about the company, visit www.jbhunt.com.